Exhibit 4

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION dated as of April 17, 2008, is by and among Excelsior Funds, Inc. (the “Acquired Company”), on behalf of its series thereof identified in Exhibit A hereto as the Acquired Fund (the “Acquired Fund”), Columbia Funds Series Trust (the “Acquiring Trust”), on behalf of its series thereof identified in Exhibit A hereto as the Acquiring Fund (the “Acquiring Fund”), and Columbia Management Advisors, LLC (“Columbia”).

This Agreement is intended to be and is adopted as a plan of reorganization and liquidation within the meaning of Section 361(a) and Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and any successor provision. The reorganization will consist of the transfer of all of the assets of the Acquired Fund attributable to each class of its shares in exchange for shares of the corresponding class of shares of the Acquiring Fund (the “Acquisition Shares”) as set forth on Exhibit A hereto, and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund and the distribution of the Acquisition Shares to the relevant shareholders of such Acquired Fund in liquidation of such Acquired Fund, all upon the terms and conditions set forth in this Agreement.

In consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1.	TRANSFER OF ASSETS OF THE ACQUIRED FUND IN EXCHANGE FOR ASSUMPTION OF LIABILITIES AND ACQUISITION SHARES AND LIQUIDATION OF SUCH ACQUIRED FUND.

1.1.	Subject to the terms and conditions herein set forth and on the basis of the representations and warranties contained herein,

(a)	The Acquired Fund will transfer and deliver to the Acquiring Fund, and the Acquiring Fund will acquire all the assets of the Acquired Fund as set forth in paragraph 1.2;

(b)	The Acquiring Fund will assume all of the Acquired Fund’s liabilities and obligations of any kind whatsoever, whether absolute, accrued, contingent or otherwise, in existence on the Closing Date (as defined in paragraph 1.2 hereof) (the “Obligations”); and

(c)	The Acquiring Fund will issue and deliver to the Acquired Fund in exchange for the net assets attributable to each class of its shares a number of Acquisition Shares of the corresponding class equal in value to the net assets of such class of the Acquired Fund, each determined as of the close of business on the Valuation Date (as defined in paragraph 2.1). Such transactions shall take place at the closing provided for in paragraph 3.1 (the “Closing”).

1.2.	The assets of the Acquired Fund to be acquired by the Acquiring Fund shall consist of all cash, securities, dividends and interest receivable, receivables for shares sold and all other assets that are owned by the Acquired Fund on the closing date provided in paragraph 3.1 (the “Closing Date”) and any deferred expenses, other than unamortized organizational expenses, shown as an asset on the books of the Acquired Fund on the Closing Date. The Acquiring Fund agrees that all rights to indemnification and all limitations of liability existing in favor of the Acquired Company’s current and former directors and officers, acting in their capacities as such, under the Acquired Company’s organizational documents as in effect as of the date of this Agreement or under any other agreement of the Acquired Fund shall survive the reorganization as obligations of the Acquiring Trust, on behalf of the Acquiring Fund, and shall continue in full force and effect, without any amendment thereto, and shall constitute rights which may be asserted against the Acquiring Trust, on behalf of the Acquiring Fund, its successors or assigns.

1.3.	As provided in paragraph 3.4, on the Closing Date, or as soon thereafter as is conveniently practicable (the “Liquidation Date”), the Acquired Fund will liquidate and distribute pro rata to its shareholders of record of each class of its shares, determined as of the close of business on the Valuation Date (as defined in paragraph 2.1), the Acquisition Shares of the relevant class received by the Acquired Fund pursuant to paragraph 1.1. Such liquidation and distribution will be accomplished by the transfer of the Acquisition Shares then credited to the account of the Acquired Fund on the books of the Acquiring Fund to open accounts on the share records of the Acquiring Fund in the names of the Acquired Fund’s shareholders and representing the respective pro rata number of Acquisition Shares due such shareholders. The Acquiring Fund shall not be obligated to issue certificates representing Acquisition Shares in connection with such exchange.

1.4.	With respect to Acquisition Shares distributable pursuant to paragraph 1.3 to the Acquired Fund shareholder holding a certificate or certificates for shares of the Acquired Fund, if any, on the Valuation Date, the Acquired Fund will not permit such shareholder to receive Acquisition Share certificates therefor, exchange such Acquisition Shares for shares of other investment companies, effect an account transfer of such Acquisition Shares or pledge or redeem such Acquisition Shares until the Acquired Fund shareholder has surrendered all his or her outstanding certificates for Acquired Fund shares or, in the event of lost certificates, posted adequate bond.

1.5.	As soon as practicable after the Closing Date, the Acquired Fund shall make all filings and take all other steps as shall be necessary and proper to effect its complete dissolution under applicable state law. After the Closing Date, the Acquired Fund shall not conduct any business except in connection with its dissolution.

2.	VALUATION.

2.1.	For the purpose of paragraph 1, the value of the Acquired Fund’s assets to be acquired by the Acquiring Fund hereunder shall be the value of such assets computed as of the close of regular trading on the New York Stock Exchange on the business day next preceding the Closing (such time and date being herein called the “Valuation Date”) using the valuation procedures set forth in the organizational documents of the Acquiring Fund and the then current prospectus or prospectuses or statement or statements of additional information of the Acquiring Fund (collectively, as amended or supplemented from time to time, the “Acquiring Fund Prospectus”) for determining net asset value, and shall be certified by the Acquired Fund.

2.2.	Reserved.

3.	CLOSING AND CLOSING DATE.

3.1.	The Closing Date shall be on May 5, 2008, or on such other date as the parties may agree. The Closing shall be held at Columbia’s offices, One Financial Center, Boston, Massachusetts 02111 (or such other place as the parties may agree), at such time as the parties may agree.

3.2.	The portfolio securities of the Acquired Fund shall be made available by the Acquired Fund to the custodian for the Acquiring Fund (the “Custodian”), for examination no later than five business days preceding the Valuation Date. On the Closing Date, such portfolio securities and all the Acquired Fund’s cash shall be delivered by the Acquired Fund to the Custodian for the account of the Acquiring Fund, such portfolio securities to be duly endorsed in proper form for transfer in such manner and condition as to constitute good delivery thereof in accordance with the custom of brokers or, in the case of portfolio securities held in the U.S. Treasury Department’s book-entry system or by the Depository Trust Company, Participants Trust Company or other third party depositories, by transfer to the account of the Custodian in accordance with Rule 17f-4, Rule 17f-5 or Rule 17f-7, as the case may be, under the Investment Company Act of 1940, as amended (the “1940 Act”) and accompanied by all necessary federal and state stock transfer stamps or a check for the appropriate purchase price thereof. The cash delivered shall be in the form of currency or certified or official bank checks, payable to the order of “State Street Bank and Trust Company, custodian for [Acquiring Fund]”.

3.3.	In the event that on the Valuation Date (a) the New York Stock Exchange shall be closed to trading or trading thereon shall be restricted, or (b) trading or the reporting of trading on said Exchange or elsewhere shall be disrupted so that accurate appraisal of the value of the net assets of the Acquired Fund or the Acquiring Fund is impracticable, the Closing Date shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored; provided that if trading shall not be fully resumed and reporting restored within three business days of the Valuation Date, this Agreement may be terminated by either the Acquired Fund or the Acquiring Fund upon the giving of written notice to the other party.

3.4.	At the Closing, the Acquired Fund or its transfer agent shall deliver to the Acquiring Fund or its designated agent a list of the names and addresses of the Acquired Fund’s shareholders and the number of outstanding shares of each class of the Acquired Fund owned by the Acquired Fund shareholder, all as of the close of business on the Valuation Date, certified by any Vice President, Secretary or Assistant Secretary of the Acquired Fund. The Acquiring Trust will provide to the Acquired Fund evidence satisfactory to the Acquired Fund that the Acquisition Shares issuable pursuant to paragraph 1.1 have been credited to the Acquired Fund’s account on the books of the Acquiring Fund. On the Liquidation Date, the Acquiring Fund will provide to the Acquired Fund evidence satisfactory to the Acquired Fund that such Acquisition Shares have been credited pro rata to open accounts in the names of the Acquired Fund’s shareholders as provided in paragraph 1.3.

3.5.	At the Closing, each party shall deliver to the other such bills of sale, instruments of assumption of liabilities, checks, assignments, stock certificates, receipts or other documents as such other party or its counsel may reasonably request in connection with the transfer of assets, assumption of liabilities and dissolution contemplated by paragraph 1.

4.	REPRESENTATIONS AND WARRANTIES.

4.1.	The Acquired Fund represents and warrants the following to the Acquiring Fund as of the date hereof and agrees to confirm the continuing accuracy and completeness in all material respects of the following on the Closing Date:

(a)	The Acquired Company, of which the Acquired Fund is a series thereof, is a Maryland corporation that is duly organized, validly existing and in good standing under the laws of the State of Maryland;

(b)	The Acquired Company, of which the Acquired Fund is a series thereof, is a duly registered investment company classified as a management company of the open-end type and its registration with the Securities and Exchange Commission as an investment company under the 1940 Act is in full force and effect, and the Acquired Fund is a separate series thereof duly designated in accordance with the applicable provisions of the Articles of Incorporation of the Acquired Company and the 1940 Act;

(c)	The Acquired Fund is not in violation in any material respect of any provision of its organizational documents or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Acquired Fund is a party or by which the Acquired Fund is bound, and the execution, delivery and performance of this Agreement will not result in any such violation;

(d)	The Acquired Fund has no material contracts or other commitments (other than this Agreement and such other contracts as may be entered into in the ordinary course of its business) that if terminated may result in material liability to the Acquired Fund or under which (whether or not terminated) any material payments for periods subsequent to the Closing Date will be due from the Acquired Fund;

(e)	To the knowledge of the Acquired Fund, except as has been disclosed in writing to the Acquiring Fund, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or threatened as to the Acquired Fund, any of its properties or assets, or any person whom the Acquired Fund may be obligated to indemnify in connection with such litigation, proceeding or investigation, and the Acquired Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions contemplated hereby;

(f)	The statement of assets and liabilities, the statement of operations, the statement of changes in net assets, and the schedule of investments of the Acquired Fund, as of the last day of and for its most recently completed fiscal year, audited by PricewaterhouseCoopers LLP (and, if applicable, an unaudited statement of assets and liabilities, statement of operations, statement of changes in net assets and schedule of investments for any subsequent semiannual period following the most recently completed fiscal year), copies of which have been furnished to the Acquiring Fund, fairly reflect the financial condition and results of operations of the Acquired Fund as of such dates and for the periods then ended in accordance with generally accepted accounting principles consistently applied, and the Acquired Fund has no known liabilities of a material amount, contingent or otherwise, other than those shown on the statements of assets and liabilities referred to above or those incurred in the ordinary course of its business since the last day of the Acquired Fund’s most recently completed fiscal year;

(g)	Since the last day of the Acquired Fund’s most recently completed fiscal year, there has not been any material adverse change in the Acquired Fund’s financial condition, assets, liabilities or business (other than changes occurring in the ordinary course of business), or any incurrence by the Acquired Fund of indebtedness, except as disclosed in writing to the Acquiring Fund. For the purposes of this subparagraph (g), distributions of net investment income and net realized capital gains, changes in portfolio securities, changes in the market value of portfolio securities or net redemptions shall be deemed to be in the ordinary course of business;

(h)	As of the Closing Date, all federal and other tax returns and reports of the Acquired Fund required by law to have been filed by such date (giving effect to extensions) shall have been filed, and all federal and other taxes shown to be due on such returns and reports or on any assessment received shall have been paid, or provisions shall have been made for the payment thereof, except for amounts that alone and in the aggregate would not reasonably be expected to have a material adverse effect. All of the Acquired Fund’s tax liabilities will have been adequately provided for on its books. To the best of the Acquired Fund’s knowledge, it will not have had any tax deficiency or liability asserted against it or question with respect thereto raised, and it will not be under audit by the Internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid;

(i)	The Acquired Fund meets the requirements of subchapter M of the Code for treatment as a “regulated investment company” within the meaning of Section 851 of the Code, and will continue meeting such requirements at all times through the Closing Date. The Acquired Fund has not at any time since its inception been liable for, and is not now liable for, any material income or excise tax pursuant to Section 852 or 4982 of the Code. The Acquired Fund is in compliance in all material respects with applicable regulations of the Internal Revenue Service pertaining to the reporting of dividends and other distributions on and redemptions of its capital stock and to withholding in respect of dividends and other distributions to shareholders, and is not liable for any material penalties that could be imposed thereunder;

(j)	All issued and outstanding shares of the Acquired Fund are, and at the Closing Date will be, duly and validly issued and outstanding, fully paid and non-assessable (except as set forth in the Acquired Fund’s then current prospectus or prospectuses or statement or statements of additional information (collectively, as amended or supplemented from time to time, the “Acquired Fund Prospectus”)) by the Acquired Fund and will have been issued in compliance with all applicable registration or qualification requirements of federal and state securities laws. No options, warrants or other rights to subscribe for or purchase, or securities convertible into, any shares of common stock of the Acquired Fund are outstanding and none will be outstanding on the Closing Date;

(k)	The Acquired Fund’s investment operations from inception to the date hereof have been in compliance in all material respects with the investment policies and investment restrictions set forth in the Acquired Fund Prospectus, except as previously disclosed in writing to the Acquiring Fund;

(l)	The execution, delivery and performance of this Agreement has been duly authorized by the directors of the Acquired Company, and, upon approval thereof by the required majority of the shareholders of the Acquired Fund and assuming the due authorization, execution and delivery of this Agreement by the Acquiring Trust and Columbia, this Agreement will constitute the valid and binding obligation of the Acquired Fund enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and other equitable principles;

(m)	The Acquisition Shares to be issued to the Acquired Fund pursuant to paragraph 1 will not be acquired for the purpose of making any distribution thereof other than to the Acquired Fund’s shareholders as provided in paragraph 1.3;

(n)	The information provided by the Acquired Fund for use in the Registration Statement and Prospectus/Proxy Statement referred to in paragraph 5.3 shall be accurate and complete in all material respects and shall comply with federal securities and other laws and regulations as applicable thereto;

(o)	No consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Acquired Fund of the transactions contemplated by this Agreement, except such as may be required under the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended (the “1934 Act”), the 1940 Act and state securities or “Blue Sky” laws (which terms used herein shall include the laws of the District of Columbia and of Puerto Rico);

(p)	At the Closing Date, the Acquired Fund will have good and marketable title to its assets to be transferred to the Acquiring Fund pursuant to paragraph 1.1 and will have full right, power and authority to sell, assign, transfer and deliver the Investments (as defined below) and any other assets and liabilities of the Acquired Fund to be transferred to the Acquiring Fund pursuant to this Agreement. At the Closing Date, subject only to the delivery of the Investments and any such other assets and liabilities and payment therefor as contemplated by this Agreement, the Acquiring Fund will acquire good and marketable title thereto and will acquire the Investments and any such other assets and liabilities subject to no encumbrances, liens or security interests whatsoever and without any restrictions upon the transfer thereof, except as previously disclosed to the Acquiring Fund. As used in this Agreement, the term “Investments” shall mean the Acquired Fund’s investments shown on the schedule of its investments as of the date of its most recently completed fiscal year, referred to in subparagraph 4.1(f) hereof, as supplemented with such changes in the portfolio as the Acquired Fund shall make, and changes resulting from stock dividends, stock split-ups, mergers and similar corporate actions through the Closing Date;

(q)	Reserved; and

(r)	No registration of any of the Investments would be required if they were, as of the time of such transfer, the subject of a public distribution by either of the Acquiring Fund or the Acquired Fund, except as previously disclosed by the Acquired Fund to the Acquiring Fund.

4.2.	The Acquiring Fund represents and warrants the following to the Acquired Fund as of the date hereof and agrees to confirm the continuing accuracy and completeness in all material respects of the following on the Closing Date:

(a)	The Acquiring Trust is a Delaware statutory trust that is duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b)	The Acquiring Trust is a duly registered investment company classified as a management company of the open-end type and its registration with the Securities and Exchange Commission as an investment company under the 1940 Act is in full force and effect, and the Acquiring Fund is a separate series thereof duly designated in accordance with the applicable provisions of the Amended and Restated Declaration of Trust (“Declaration of Trust”) of the Acquiring Trust and the 1940 Act;

(c)	The Acquiring Fund Prospectus conforms in all material respects to the applicable requirements of the 1933 Act and the rules and regulations of the Securities and Exchange Commission thereunder and does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and there are no material contracts to which the Acquiring Fund is a party that are not referred to in such Prospectus or in the registration statement of which it is a part;

(d)	At the Closing Date, the Acquiring Fund will have good and marketable title to its assets;

(e)	The Acquiring Fund is not in violation in any material respect of any provisions of its organizational documents or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Acquiring Fund is a party or by which the Acquiring Fund is bound, and the execution, delivery and performance of this Agreement will not result in any such violation;

(f)	To the knowledge of the Acquiring Fund, except as has been disclosed in writing to the Acquired Fund, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or threatened as to the Acquiring Fund, any of its properties or assets, or any person whom the Acquiring Fund may be obligated to indemnify in connection with such litigation, proceeding or investigation, and the Acquiring Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions contemplated hereby;

(g)	Reserved;

(h)	Reserved;

(i)

As of the Closing Date, the Acquiring Fund shall not have been required by law to have filed any federal or other tax returns or reports. All of the Acquiring Fund’s tax liabilities, if any, will have been adequately provided for on its books. To the best of the Acquiring Fund’s knowledge, it will not have had any tax deficiency or liability asserted against it or question with respect thereto raised, and it will not be under audit by the Internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid, if any;

(j)	The Acquiring Fund was established by the trustees of the Acquiring Trust in order to effect the transactions described in this Agreement. It has not yet filed its first federal income tax return and, thus, has not yet elected to be treated as a “regulated investment company” for federal income tax purposes. However, upon filing its first federal income tax return at the completion of its first taxable year, the Acquiring Fund will elect to be a “regulated investment company” and until such time will take all steps necessary to ensure that it qualifies for taxation as a “regulated investment company” under Sections 851 and 852 of the Code;

(k)	The Acquiring Fund has no shares of beneficial interest issued and outstanding;

(l)	Reserved;

(m)	The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Acquiring Fund, and, assuming the due authorization, execution and delivery of this Agreement by the Acquired Company and Columbia, this Agreement constitutes the valid and binding obligation of the Acquiring Fund enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and other equitable principles;

(n)	The Acquisition Shares to be issued and delivered to the Acquired Fund pursuant to the terms of this Agreement will at the Closing Date have been duly authorized and, when so issued and delivered, will be duly and validly issued shares in the Acquiring Fund, and will be fully paid and non-assessable (except as set forth in the Acquiring Fund Prospectus) by the Acquiring Fund, and no shareholder of the Acquiring Fund will have any preemptive right of subscription or purchase in respect thereof;

(o)	The information to be furnished by the Acquiring Fund for use in the Registration Statement and Prospectus/Proxy Statement referred to in paragraph 5.3 shall be accurate and complete in all material respects and shall comply with federal securities and other laws and regulations applicable thereto; and

(p)	No consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Acquiring Fund of the transactions contemplated by this Agreement, except such as may be required under the 1933 Act, the 1934 Act, the 1940 Act and state securities or “Blue Sky” laws (which terms as used herein shall include the laws of the District of Columbia and of Puerto Rico).

5.	COVENANTS OF THE ACQUIRED FUND AND THE ACQUIRING FUND.

The Acquired Fund and the Acquiring Fund hereby covenants and agrees with the other as follows:

5.1.	The Acquiring Fund and the Acquired Fund will each operate its business in the ordinary course between the date hereof and the Closing Date, it being understood that such ordinary course of business will include regular and customary periodic dividends and distributions.

5.2.	The Acquired Fund will call a meeting of its shareholders to be held prior to the Closing Date to consider and act upon this Agreement and take all other reasonable action necessary to obtain the required shareholder approval of the transactions contemplated hereby.

5.3.	In connection with the Acquired Fund shareholders’ meeting referred to in paragraph 5.2, the Acquiring Fund will prepare a prospectus/proxy statement (the “Prospectus/Proxy Statement”) for such meeting, to be included in a Registration Statement on Form N-14 (the “Registration Statement”), which the Acquiring Fund will prepare and file for registration under the 1933 Act of the Acquisition Shares to be distributed to the Acquired Fund’s shareholders pursuant hereto, all in compliance with the applicable requirements of the 1933 Act, the 1934 Act, and the 1940 Act.

5.4.	The information to be furnished by the Acquired Fund for use in the Registration Statement and the information to be furnished by the Acquiring Fund for use in the Prospectus/Proxy Statement, each as referred to in paragraph 5.3, shall be accurate and complete in all material respects and shall comply with federal securities and other laws and regulations thereunder applicable thereto.

5.5.	The Acquiring Fund will advise the Acquired Fund promptly if at any time prior to the Closing Date the assets of such Acquired Fund include any securities that the Acquiring Fund is not permitted to acquire.

5.6.	Subject to the provisions of this Agreement, the Acquired Fund and the Acquiring Fund will each take, or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to cause the conditions to the other party’s obligations to consummate the transactions contemplated hereby to be met or fulfilled and otherwise to consummate and make effective such transactions.

5.7.	The Acquiring Fund will use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such of the state securities or “Blue Sky” laws as it may deem appropriate in order to continue its operations after the Closing Date.

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRED FUND.

The obligation of the Acquired Fund to consummate the transactions provided for herein shall be subject, at its election, to the performance by the Acquiring Fund of all the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, to the following further conditions:

6.1.	The Acquiring Fund shall have delivered to the Acquired Fund a certificate executed in its name by its President or a Vice President and its Treasurer or an Assistant Treasurer, in form and substance satisfactory to the Acquired Fund and dated as of the Closing Date, to the effect that the representations and warranties of the Acquiring Fund made in this Agreement are true and correct at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement, and that the Acquiring Fund has complied with all the covenants and agreements and satisfied all of the conditions on its part to be performed or satisfied under this Agreement at or prior to the Closing Date.

6.2.	The Acquired Fund shall have received a favorable opinion of Morrison & Foerster, LLP, dated the Closing Date and in a form satisfactory to the Acquired Fund, to the following effect:

(a)	The Acquiring Trust is a Delaware statutory trust duly organized and validly existing under the laws of the State of Delaware and has power to own all of its properties and assets and to carry on its business as presently conducted, and the Acquiring Fund is a separate series thereof duly constituted in accordance with the applicable provisions of the 1940 Act and the Declaration of Trust of the Acquiring Trust;

(b)

This Agreement has been duly authorized, executed and delivered on behalf of the Acquiring Fund and, assuming the Registration Statement and Prospectus/Proxy Statement referred to in paragraph 5.3 comply with applicable federal securities laws and assuming the due authorization, execution and delivery of this Agreement by the Acquired Fund and Columbia, is the valid and binding obligation of the Acquiring Fund enforceable against the Acquiring Fund in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and other equitable principles;

(c)	The Acquiring Fund has the power to assume the liabilities to be assumed by it hereunder, and, upon consummation of the transactions contemplated hereby, the Acquiring Fund will have duly assumed such liabilities;

(d)	The Acquisition Shares to be issued for transfer to the Acquired Fund’s shareholders as provided by this Agreement are duly authorized and upon such transfer and delivery will be validly issued and outstanding and fully paid and nonassessable shares in the Acquiring Fund, and no shareholder of the Acquiring Fund has any preemptive right of subscription or purchase in respect thereof;

(e)	The execution and delivery of this Agreement did not, and the performance by the Acquiring Fund of its obligations hereunder will not, violate the Acquiring Fund’s organizational documents, or any provision of any agreement known to such counsel to which the Acquiring Fund is a party or by which it is bound or, to the knowledge of such counsel, result in the acceleration of any obligation or the imposition of any penalty under any agreement, judgment or decree to which such Acquiring Fund is a party or by which it is bound;

(f)	To the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Acquiring Fund of the transactions contemplated by this Agreement except such as may be required under state securities or “Blue Sky” laws or such as have been obtained;

(g)	Such counsel does not know of any legal or governmental proceedings relating to the Acquiring Fund existing on or before the date of mailing of the Prospectus/Proxy Statement referred to in paragraph 5.3 or the Closing Date required to be described in the Registration Statement that are not described as required;

(h)	The Acquiring Trust is registered with the Securities and Exchange Commission as an investment company under the 1940 Act; and

(i)	To the knowledge of such counsel, except as has been disclosed in writing to the Acquired Fund or disclosed in the Prospectus/Proxy Statement referred to in paragraph 5.3, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or threatened as to the Acquiring Fund or any of its properties or assets or any person whom the Acquired Fund may be obligated to indemnify in connection with such litigation, proceeding or investigation, and the Acquiring Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transaction contemplated hereby.

Such counsel may rely as to matters governed by the laws of The Commonwealth of Massachusetts on an opinion of local counsel and/or certificates of officers or trustees of the Acquiring Trust.

6.3.	For the period beginning at the Closing Date of the last reorganization of any series for the Acquired Company and ending not less than six years thereafter, Columbia, its successors and assigns, shall provide, or cause to be provided, liability coverage at least comparable to the liability coverage currently applicable to both former and current directors and officers of such Acquired Company as of the date of this Agreement, covering the actions of such directors and officers of such Acquired Company for the period they served as such. Any related costs or expenses shall be borne by the Acquired Company.

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING FUND.

The obligations of the Acquiring Fund to complete the transactions provided for herein shall be subject, at its election, to the performance by the Acquired Fund of all the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, to the following further conditions:

7.1.	The Acquired Fund shall have delivered to the Acquiring Fund a certificate executed in its name by its President or a Vice President and its Treasurer or an Assistant Treasurer, in form and substance satisfactory to the Acquiring Fund and dated as of the Closing Date, to the effect that the representations and warranties of the Acquired Fund made in this Agreement are true and correct at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement, and that the Acquired Fund has complied with all the covenants and agreements and satisfied all of the conditions on its part to be performed or satisfied under this Agreement at or prior to the Closing Date;

7.2.	The Acquiring Fund shall have received a favorable opinion of Morgan, Lewis & Bockius LLP, dated the Closing Date and in a form satisfactory to the Acquiring Fund, to the following effect:

(a)	The Acquired Company is a Maryland corporation, duly organized and validly existing under the laws of the State of Maryland and has power to own all of its properties and assets and to carry on its business as presently conducted, and the Acquired Fund is a separate series thereof duly constituted in accordance with the applicable provisions of the 1940 Act and the Articles of Incorporation and Bylaws of the Acquired Company;

(b)	This Agreement has been duly authorized, executed and delivered on behalf of the Acquired Fund and, assuming the Registration Statement and Prospectus/Proxy Statement referred to in paragraph 5.3 comply with applicable federal securities laws and assuming the due authorization, execution and delivery of this Agreement by the Acquiring Fund and Columbia, is the valid and binding obligation of the Acquired Fund enforceable against the Acquired Fund in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and other equitable principles;

(c)	The Acquired Fund has the power to sell, assign, transfer and deliver the assets to be transferred by it hereunder, and, upon consummation of the transactions contemplated hereby, the Acquired Fund will have duly transferred such assets to the Acquiring Fund;

(d)	The execution and delivery of this Agreement did not, and the performance by the Acquired Fund of its obligations hereunder will not, violate the Acquired Fund’s organizational documents or any provision of any agreement known to such counsel to which the Acquired Fund is a party or by which it is bound or, to the knowledge of such counsel, result in the acceleration of any obligation or the imposition of any penalty under any agreement, judgment or decree to which the Acquired Fund is a party or by which it is bound;

(e)	To the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Acquired Fund of the transactions contemplated by this Agreement, except such as have been obtained;

(f)	Such counsel does not know of any legal or governmental proceedings relating to the Acquired Fund existing on or before the date of mailing of the Prospectus/Proxy Statement referred to in paragraph 5.3 or the Closing Date required to be described in the Prospectus/Proxy Statement that are not described as required;

(g)	The Acquired Company is registered with the Securities and Exchange Commission as an investment company under the 1940 Act; and

(h)	To the knowledge of such counsel, except as has been disclosed in writing to the Acquiring Fund or disclosed in the Prospectus/Proxy Statement referred to in paragraph 5.3, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or threatened as to the Acquired Fund or any of its properties or assets or any person whom the Acquiring Fund may be obligated to indemnify in connection with such litigation, proceeding or investigation, and the Acquired Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transaction contemplated thereby.

Such counsel may rely as to matters governed by the laws of The Commonwealth of Massachusetts on an opinion of local counsel and/or certificates of officers or directors of the Acquired Company.

7.3.	Reserved.

7.4.	The custodian of the Acquired Fund shall have delivered to the Acquiring Fund a certificate identifying all of the assets of the Acquired Fund held by such custodian as of the Valuation Date.

8.	FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRED FUND AND THE ACQUIRING FUND.

The respective obligations of the Acquired Fund and the Acquiring Fund hereunder are subject to the further conditions that on or before the Closing Date:

8.1.	This Agreement and the transactions contemplated herein shall have received all necessary shareholder approvals at the meeting of shareholders of the Acquired Fund referred to in paragraph 5.2.

8.2.	On the Closing Date, no action, suit or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated hereby.

8.3.	All consents of other parties and all other consents, orders and permits of federal, state and local regulatory authorities (including those of the Securities and Exchange Commission and of state “Blue Sky” and securities authorities) deemed necessary by the Acquired Fund or the Acquiring Fund to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except when failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of the Acquired Fund or the Acquiring Fund.

8.4.	The Registration Statement shall have become effective under the 1933 Act and no stop order suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act.

8.5.	The Acquired Fund shall have received a favorable opinion of Morrison & Foerster, LLP satisfactory to the Acquired Fund, and the Acquiring Fund shall have received a favorable opinion of Morrison & Foerster, LLP satisfactory to the Acquiring Fund, each substantially to the effect that, on the basis of existing provisions of the Code, Treasury regulations promulgated thereunder, current administrative rules, pronouncements, and court decisions, while the matter is not free from doubt, generally for federal income tax purposes:

(a)	The transactions contemplated by this Agreement will constitute a reorganization within the meaning of Section 368(a) of the Code, and the Acquired Fund and the Acquiring Fund will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

(b)	No gain or loss will be recognized by the Acquired Fund (i) upon the transfer of its assets to the Acquiring Fund in exchange for the Acquisition Shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund or (ii) upon the distribution of the Acquisition Shares by the Acquired Fund to its shareholders in liquidation, as contemplated in paragraph 1 hereof;

(c)	No gain or loss will be recognized by the Acquiring Fund upon receipt of the assets of the Acquired Fund in exchange for the assumption of liabilities and obligations and issuance of the Acquisition Shares as contemplated in paragraph 1 hereof;

(d)	The tax basis of the assets of the Acquired Fund acquired by the Acquiring Fund will be the same as the tax basis of such assets in the hands of the Acquired Fund immediately prior to the transfer;

(e)	The holding periods of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the periods during which such assets were held by the Acquired Fund;

(f)	No gain or loss will be recognized by the Acquired Fund’s shareholders upon the exchange of all of their shares of the Acquired Fund for the Acquisition Shares;

(g)	The aggregate tax basis of the Acquisition Shares to be received by a shareholder of the Acquired Fund will be the same as the aggregate tax basis of the Acquired Fund’s shares exchanged therefor;

(h)	The Acquired Fund shareholder’s holding period for the Acquisition Shares to be received will include the period during which the Acquired Fund’s shares exchanged therefor were held, provided that such shareholder held the Acquired Fund’s shares as a capital asset on the date of the exchange; and

(i)	The Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the regulations thereunder.

The opinion will be based on the continuing accuracy and completeness of certain factual representations made by officers of the Acquired Fund, the Acquiring Fund, the Acquired Company and the Acquiring Trust and will also be based on customary assumptions. The opinion is not a guarantee that the tax consequences of the relevant reorganization will be as described above. There is no assurance that the Internal Revenue Service or a court would agree with the opinion.

8.6.	At any time prior to the Closing, any of the foregoing conditions of this Agreement, except paragraph 8.1, may be waived jointly by the boards of directors/trustees of the Acquired Company and the Acquiring Trust, if, in their judgment, such waiver will not have a material adverse effect on the interests of the shareholders of the Acquired Fund or the Acquiring Fund.

9.	BROKERAGE FEES AND EXPENSES.

9.1.	The Acquired Fund and Acquiring Fund represents and warrants to the other that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.

9.2.	All fees and expenses incurred in connection with the transactions contemplated herein shall be borne by Columbia.

10.	ENTIRE AGREEMENT; SURVIVAL OF WARRANTIES.

10.1.	The Acquired Fund and Acquiring Fund agrees that neither party has made any representation, warranty or covenant not set forth herein and that this Agreement constitutes the entire agreement between the parties.

10.2.	The representations, warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall not survive the consummation of the transactions contemplated hereunder except paragraphs 1.1, 1.2, 1.3, 1.5, 5.4, 5.6, 6.3, 9, 10, 13 and 14.

11.	TERMINATION.

11.1.	This Agreement may be terminated by the mutual agreement of the Acquired Fund and Acquiring Fund. In addition, either the Acquired Fund or the Acquiring Fund may at its option terminate this Agreement at or prior to the Closing Date because:

(a)	of a material breach by the other of any representation, warranty, covenant or agreement contained herein to be performed by the other party at or prior to the Closing Date;

(b)	a condition herein expressed to be precedent to the obligations of the terminating party has not been met and it reasonably appears that it will not or cannot be met; or

(c)	any governmental authority of competent jurisdiction shall have issued any judgment, injunction, order, ruling or decree or taken any other action restraining, enjoining or otherwise prohibiting this Agreement or the consummation of any of the transactions contemplated herein and such judgment, injunction, order, ruling, decree or other action becomes final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 11.1(c) shall have used its reasonable best efforts to have such judgment, injunction, order, ruling, decree or other action lifted, vacated or denied.

If the transactions contemplated by this Agreement have not been substantially completed by December 31, 2008, this Agreement shall automatically terminate on that date unless a later date is agreed to by both the Acquired Fund and the Acquiring Fund.

11.2.	If for any reason, except for willful default by a party, the transactions contemplated by this Agreement are not consummated, no party shall be liable to any other party for any damages resulting therefrom, including without limitation consequential damages.

12.	AMENDMENTS.

This Agreement may be amended, modified or supplemented in such manner as may be mutually agreed upon in writing by the authorized officers of the Acquired Fund and Acquiring Fund; provided, however, that following the shareholders’ meeting called by the Acquired Fund pursuant to paragraph 5.2 no such amendment may have the effect of changing the provisions for determining the number of the Acquisition Shares to be issued to shareholders of such Acquired Fund under this Agreement to the detriment of such shareholders without their further approval.

13.	NOTICES.

Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by prepaid telegraph, telecopy or certified mail addressed to the Acquired Fund or the Acquiring Fund, One Financial Center, Boston, Massachusetts 02111, Attention: Secretary.

14.	HEADINGS; COUNTERPARTS; GOVERNING LAW; ASSIGNMENT; NON- RECOURSE.

14.1.	The article and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14.2.	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

14.3.	This Agreement shall be governed by and construed in accordance with the domestic substantive laws of The Commonwealth of Massachusetts, without giving effect to any choice or conflicts of law rule or provision that would result in the application of the domestic substantive laws of any other jurisdiction.

14.4.	This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as a sealed instrument by its President, a Vice President or Treasurer and attested by its Secretary or Assistant Secretary.

EXCELSIOR FUNDS, INC. On behalf of its Acquired Fund
Attested by:

/s/ James R. Bordewick, Jr.
Name:	James R. Bordewick, Jr.	By:	/s/ J. Kevin Connaughton
Title:	Secretary	Name:	J. Kevin Connaughton
		Title:	Senior Vice President, Chief Financial Officer and Treasurer

COLUMBIA FUNDS SERIES TRUST On behalf of its Acquiring Fund
Attested by:

/s/ James R. Bordewick, Jr.
Name:	James R. Bordewick, Jr.	By:	/s/ J. Kevin Connaughton
Title:	Secretary	Name:	J. Kevin Connaughton
		Title:	Senior Vice President, Chief Financial Officer and Treasurer

Solely for purposes of Paragraphs 6.3 and 9.2 of the Agreement

COLUMBIA MANAGEMENT ADVISORS, LLC

Attested by:

/s/ James R. Bordewick, Jr.		By:	/s/ Christopher L. Wilson
Name:	James R. Bordewick, Jr.	Name:	Christopher L. Wilson
Title:	Secretary	Title:	Managing Director

EXHIBIT A

Acquired Company/Acquired Fund (Share Classes)	Acquiring Trust/Acquiring Fund (Share Class)
EXCELSIOR FUNDS, INC.	COLUMBIA FUNDS SERIES TRUST
Money Fund	Columbia Daily Cash Reserves
Shares Class	Trust Class
Institutional Shares Class	Trust Class